Exhibit 10.17

February 24, 2014

Michael Griffith

26 Lindsay Drive

Greenwich, CT 06830

Dear Michael:

We are pleased to extend to you an offer of employment with inVentiv Health, Inc. (“inVentiv” or the “Company”) as Executive Vice President, Commercial and Consulting. You will work out of our New York office, reporting directly to Paul Meister, Chairman and CEO.

We look forward to you starting your employment with us on or before March 10, 2014.

Your bi-weekly pay rate will be $20,192.31, annualized to $525,000, payable in accordance with the Company’s regular payroll practices and subject to applicable taxes and withholdings.

Annual Bonus

You will be eligible to participate in the Company’s annual bonus program. Your target is 100% of your annual salary. Payments under the bonus program are discretionary and are based on various business-related factors, including achievement against Company and individual objectives, however, you will receive a guaranteed bonus of at least 50% of your target for fiscal 2014, pro-rated as of your start date. We anticipate that payment of any annual bonus will be made in the first quarter of the following calendar year, but the timing of any annual bonus payout, if any, shall be made in the Company’s sole discretion. You must be employed by the Company at the time of payout in order to be eligible for any bonus.

Equity Incentive Plan

You will be eligible to participate in the inVentiv Group Holdings Inc. 2010 Equity Incentive Plan per the terms of the plan. Under this program, you will receive an equity award (EIP Award), of 15,993 restricted stock units. The award will be in the form of restricted stock units (RSUs) that give you the right to receive shares of common stock of inVentiv Group Holdings, Inc. if Thomas H. Lee Partners, LP (THL), the principal owner of inVentiv Health, sells its interest in inVentiv Health for cash and specified price targets arc realized in the transaction. You must be employed on the date of the transaction in order for your RSUs to vest, Please understand this award is pending formal approval by the Compensation Committee. An award agreement will be provided, along with specific plan terms, after this approval is obtained.

In addition, inVentiv Health is developing a new long term incentive plan (LTIP) for 2014. inVentiv expects that the terms of the plan, which are subject to Compensation Committee approval, are as follows:

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•	Participants will have the option to elect a cash-based or equity-based award thatvests in one-third installments if consolidated inVentiv EBITDA targets are met for 2014, 2015, and 2016, respectively.

•	Cash-based awards will have a fixed value while the value of equity-based awards, which will be in the form of restricted stock units, will fluctuate with the value of inVentiv common stock.

•	Awards will feature a three-year “look back” period at the end of 2016 that will provide for a “catch-up” provision if consolidated EBITDA for the period 2014 - 2016 meets a cumulative target

•	Awards will settle upon the a change of control of inVentiv, however, participants will have the right to cause inVentiv to settle the awards in cash in December 2018 if no change of control has occurred by that date.

If the LTIP is approved, it is expected that you will receive an award having a value equal to 6,389 shares, subject to Compensation Committee approval. You will have the option to receive a cash-based or equity-based award.

Finally, inVentiv is currently considering a tender offer to exchange a new LTIP award for each outstanding EIP Award on a one-for-one share basis. Any such tender offer is subject to the approval of the Compensation Committee and, if approved, it is expected that your EIP Award would be eligible for the tender offer.

The terms of the LTIP and your EIP and LTIP awards, if approved, will be subject to the terms of inVentiv’s equity plans and related agreements.

Benefits

Below is a list of the benefits you are eligible for as an employee of inVentiv:

•	Your eligibility for vacation is determined by your date of hire, You are eligible to accrue four (4) weeks of vacation annually.

•	The Company observes eight (8) designated holidays (plus 5 floating holidays will be awarded).

•	The Company sponsors a 401(k) retirement savings plan, which allows employees to save up to 75% of their eligible compensation on a pre-tax basis, subject to annual contribution limits. Employees are eligible to enroll in the plan immediately upon hire. The company matches $.50 for every $1.00 up to a maximum of 6% of your base salary. You must be actively contributing to the 401(k) plan in order to receive the Company match. Company contributions are vested 25% annually after completion of one year of employment and 100% vested upon completion of four years of employment.

•	Group medical, vision, and dental insurance coverage are available. You will be eligible to enroll the first day of the month coincident with or following your date of hire. You will have 30 days from your eligibility date to elect our benefits or you will forfeit your opportunity to select coverage until the next annual open enrollment period.

•	Basic life, accidental death and dismemberment, short term disability, and long term disability insurance coverage are Company paid benefits, effective on your date of hire.

Please be aware that this offer of employment is contingent upon the following:

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•	Signing and returning the Company’s restrictive covenant agreement (to be provided under separate cover).

•	Your ability to provide the Company with documentation of your authorization to work in the United States, as required by the Federal Immigration Reform and Control Act (as amended), no later than three (3) days after your first day of employment.

•	Successfully passing the Company’s background investigation and drug screening.

•	Background investigation: You will receive an email from Sterling Infosystems containing important instructions for completing this investigation. Sterling will also require that you electronically sign a consent form for the purpose of the background check.

•	Drug abuse screening: Please watch for an email from LabCorp, which will contain your chain of custody form and a link so you can find the nearest LabCorp location to you.

Failure to comply with the above and/or providing false or fraudulent information to the Company may result in withdrawal of our employment offer or termination of employment, if hired.

While we are confident that we will have a mutually beneficial employment relationship, your employment with inVentiv is on an at-will basis. This means that both you and inVentiv can terminate the employment relationship at any time, for any reason, with or without notice. This offer letter does not create a contract of employment.

The terms and conditions of this offer letter supersede any previous written or verbal representations concerning conditions of employment. The Company reserves the right to amend, modify and/or terminate the bonus program and other incentive compensation programs at its discretion, subject to all applicable laws and regulations.

Michael, I am looking forward to your joining our inVentiv Health leadership team. Please confirm your acceptance by signing and returning this letter within five (5) business days. By signing this offer letter, you represent that you have reviewed and understand the letter and that you are not subject to any restrictions or covenants that would impede your performance of the duties and responsibilities of your position with the Company or violate any applicable agreement.

Sincerely,

/s/ Andrew Suchoff Andrew Suchoff
Chief Human Resources Officer

I accept inVentiv’s offer of employment based on the terms and conditions described in this offer letter.

/s/ Michael Griffith	26 FEB 2014
Signature	Date

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